MORRISON & HECKER L.L.P.
                                Attorneys at Law
                                2600 Grand Avenue
                        Kansas City, Missouri 64108-4606
                            Telephone (816) 691-2600
                             Telefax (816) 474-4208


                                January 29, 1999



Kinder Morgan Energy Partners, L.P.
Kinder Morgan Operating L.P. "A"
Kinder Morgan Operating L.P. "B"
Kinder Morgan Operating L.P. "C"
Kinder Morgan Operating L.P. "D"
Kinder Morgan Natural Gas Liquids Corporation
Kinder Morgan CO2, LLC
Kinder Morgan Bulk Terminals, Inc.
1301 McKinney Street, Suite 3450
Houston, Texas 77010

                  Re:      $250,000,000 6.30% Senior Notes Due 2009

Ladies and Gentlemen:

         We have acted as counsel to Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), and Kinder Morgan Operating L.P. "A", a Delaware limited partnership, Kinder Morgan Operating L.P. "B", a Delaware limited partnership, Kinder Morgan Operating L.P. "C", a Delaware limited partnership, Kinder Morgan Operating L.P. "D", a Delaware limited partnership, Kinder Morgan Natural Gas Liquids Corporation, a Delaware corporation, Kinder Morgan CO2, LLC, a Delaware limited liability company, and Kinder Morgan Bulk Terminals, Inc., a Louisiana corporation (collectively, the "Guarantors"), in connection with the proposed offering by the Partnership of an aggregate of $250,000,000 principal amount of the Partnership's 6.30% Senior Notes due February 1, 2009 (the "Notes") and the unconditional guarantee (the "Guarantees") of the Notes by the Guarantors. The Notes will be issued pursuant to the Indenture dated as of January 29, 1999 (the "Indenture") among the Partnership, as obligor, the Guarantors, as guarantors, and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"), supplemented by the First Supplemental Indenture among the Partnership, the Guarantors and the Trustee dated as of January 29, 1999 (the "First Supplemental Indenture"). In connection with the proposed offering, the Partnership and the Guarantors have filed with the Securities and Exchange Commission a registration statement on Form S-3 File Nos. 333-66931, 333-66931-01, 333-66931-02, 333-66931-03, 333-66931-04,
333-66931-05,  333-66931-06,  and 333-66931-07 under the Securities Act of 1933, as amended (the "Securities Act"). Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the Indenture or the Accord identified in the following paragraph.

      Washington, D.C./Phoenix,Arizona/Overland Park,Kansas/Wichita,Kansas

Kinder, Morgan Energy Partners, L.P.
January 29, 1999
Page 2

         This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The opinions expressed herein are given only with respect to the present status of the substantive laws of the States of New York and Delaware. We express no opinion as to any matter arising under the laws of any other jurisdiction.

         In rendering the opinions set forth below, we have examined and relied on the following: (1) the Indenture; (2) the First Supplemental Indenture, which includes the form of the Notes; and (3) the Underwriting Agreement among the Partnership, the Guarantors, Goldman Sachs & Co., A.G. Edwards & Sons, Inc., NationsBank, Montgomery Securities LLC, Prudential Securities Incorporated and Solomon Smith Barney, Inc., each of which has been filed with the Securities and Exchange Commission as an exhibit to a Form 8-K. In addition, we have examined such other documents, materials and authorities as we have deemed necessary in order to enable us to render our opinions set forth below.

         Based on and subject to the foregoing and other qualifications set forth below:

         1. The Notes proposed to be issued by the Partnership have been duly authorized for issuance and are valid and legally binding obligations of the Partnership enforceable in accordance with their terms.

         2. The Guarantees are enforceable in accordance with their terms as set forth under the Indenture.

         The General Qualifications apply to the opinions set forth above (the Remedies Opinion). In addition to the General Qualifications, we express no opinion as to the enforceability of any provisions contained in the Notes or the Guaranties purporting to: (i) allow the acceleration of the maturity of any indebtedness or the exercise of any other rights without notice to the person or entity signatory thereto or bound thereby; (ii) restrict access to legal or equitable remedies (including, without limitation, proper jurisdiction and venue); (iii) establish evidentiary standards; (iv) waive the benefits of any statute of limitation or any applicable bankruptcy, insolvency or usury law or stay or extension law or waive any rights under any applicable statutes or rules hereafter enacted or promulgated; or (v) preserve and maintain a guarantor's liability despite the fact that the guaranteed debt is unenforceable due to illegality. In addition, the enforceability of the rights to indemnification contained in the Indenture may be limited by Federal or New York State laws or the policies underlying such laws. We note that the Trust Indenture Act provides that certain provision of the Trust Indenture Act are automatically included in the Indenture unless expressly excluded. To the extent that the Indenture does not expressly exclude or waive such provisions of the Trust Indenture Act, such provisions may supersede or override similar provisions in the Indenture.

Kinder, Morgan Energy Partners, L.P.
January 29, 1999
Page 3

         We hereby consent to the filing of this letter as an Exhibit to the Form 8-K and to the reference of this firm under the heading "Legal Matters" in the Prospectus forming part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act. This opinion is rendered solely for your benefit in connection with the above matter and may not be relied upon in any manner by any other person or entity without our express written consent.

                                                     Very truly yours,

                                                     MORRISON & HECKER L.L.P.

                                                    /s/ Morrison & Hecker L.L.P.